Exhibit 10.48

November 29, 2005
Mr. Ray M. Robinson
3445 Peachtree Rd. N.E.
Suite 175
Atlanta, GA 30326
Dear Ray:
          This will confirm the following agreement relating to the deferral of your director’s fees in 2006.
          1. All director’s fees and retainers (“Fees”) payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2006 through December 31, 2006, will be deferred and paid to you in accordance with this letter agreement.
          2. Interest will be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.
          3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon will be paid to you in a lump sum distribution on the 30th business day after the date when you cease to be a Director of AMR Corporation.
          4. In the event of your death, the cash payment contemplated by paragraph 3 will be made to Arlane Robinson on the 30th business day following the date of your death.

          If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

Charles D. MarLett Corporate Secretary

Accepted and agreed:

/s/ Ray M. Robinson
Ray M. Robinson

12/01/2005
Date